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                                                                   Exhibit 21.1

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
                                                           Date and State of
 Subsidiary Name                       Business Ownership    Incorporation
 ---------------                       -------- --------- --------------------
 VAALCO Energy (USA), Inc.............  Energy     100%   10/16/96    Delaware
 VAALCO Gabon (Etame), Inc............  Energy     100%    6/14/95    Delaware
 VAALCO Production (Gabon), Inc.......  Energy     100%    6/14/95    Delaware
 Alcorn (Philippines), Inc............  Energy     100%    2/28/86    Delaware
 Alcorn (Production) Philippines, Inc.  Energy     100%    2/28/86    Delaware
 Altisima Energy, Inc.................  Energy      99%    1/18/99 Philippines